                                                                    EXHIBIT 99.1

[GRAPHIC REMOVED HERE]Contact:
------------------------------
Wendy Carhart, Scios Inc. (408) 616 8325
Jim Weiss, Weisscomm (415) 389 5055 (media)
Ed Bisno, Edelman PR Worldwide (212) 704 8212 (investors)
Michelle Choi, Edelman PR Worldwide (212) 704 4580 (media)

                    Scios Announces FDA Approval of Natrecor
          Company Prepared to Launch in U.S. Hospitals by End of August

SUNNYVALE, CA, August 13, 2001 - Scios Inc. (Nasdaq: SCIO) announced today that the Company has received final approval from the U.S. Food and Drug Administration (FDA) to market Natrecor(R) (nesiritide) for the intravenous treatment of patients with acutely decompensated congestive heart failure (ADCHF) who have shortness of breath (i.e., dyspnea) at rest or with minimal activity.

Scios also announced that it has established the marketing, sales and manufacturing capability necessary to launch Natrecor in U.S. hospitals by the end of August, where it will become the first new drug to treat this patient population in 14 years.

"This remarkable achievement is the culmination of years of hard work by Scios employees and the hundreds of dedicated clinicians and their teams who have developed a novel agent that may benefit patients who suffer from this debilitating disease," said Richard B. Brewer, Scios' president and chief executive officer.

Natrecor is the first of a new drug class, called human B-type natriuretic peptides (hBNP), to be made available as a therapeutic for human disease in the United States. Natrecor is a recombinant form of hBNP, a natural protein found in the body.

This approval allows Natrecor to be used in the United States for the intravenous treatment of patients with acutely decompensated congestive heart failure who have shortness of breath at rest or with minimal activity. In this population, the use of Natrecor reduced pulmonary capillary wedge pressure, an important measure of heart function, and improved breathing. Natrecor is the first product to receive FDA approval for ADCHF showing an improvement in breathing in these patients.

"The extensive data collected and reported on nearly 1,000 patients treated with Natrecor to date suggest an important role for this drug. ADCHF is a large and growing medical problem for which we have had no new drugs in over a decade," said James B. Young, M.D., Head, Section of Heart Failure and Cardiac Transplant Medicine and Medical Director of the Kaufman Center for Heart Failure, Cleveland Clinic Foundation. "Natrecor helps improve breathing and decreases pulmonary capillary wedge pressure, the two most important things we can do for these patients."

Natrecor may cause hypotension. In the pivotal trial, the incidence of symptomatic hypotension in the first 24 hours was similar for Natrecor (4%, n=273) and intravenous nitroglycerin (5%, n=216). When symptomatic hypotension occurred, however, the duration was longer with Natrecor (mean duration was 2.2 hours) than with nitroglycerin (mean duration was 0.7 hours). Asymptomatic hypotension was reported in both Natrecor and nitroglycerin treated patients (8% vs. 8%, respectively). Natrecor should be administered only in a setting where blood pressure can be monitored closely, and the dose of Natrecor should be reduced or the drug discontinued in patients who develop symptomatic hypotension. Another reported side effect of Natrecor was headache (Natrecor [8%], nitroglycerin [20%]). Natrecor may affect renal function in susceptible individuals. At the recommended dose, the incidence of elevations in creatinine to >0.5 mg/dL above baseline through day 30 was 28% and 21% in the Natrecor and nitroglycerin groups, respectively. Natrecor should be initiated at the recommended dose. At doses higher than the recommended dose, Natrecor is associated with a higher risk of hypotension and increases in creatinine. Natrecor should not be used for patients with cardiogenic shock or in patients with a systolic blood pressure (greater than) 90 mm Hg. Administration of Natrecor should be avoided in patients suspected of having, or known to have, low cardiac filling pressures.

Marketing and Sales Infrastructure Established for Commercial Launch

To fully realize the market opportunity for Natrecor, Scios has established a marketing, sales and customer service organization to help educate physicians, nurses and other caregivers, and to generate rapid uptake of the drug. The company has completed the recruitment and training of 165 sales people led by 20 of the most experienced sales managers in the industry. Scios conducted its national sales meeting earlier this week and has prepared all of its promotional materials to support marketing and educational efforts, particularly those planned for upcoming conferences and meetings, such as The Heart Failure Society of America annual meeting in September and the American Heart Association annual meeting in November.

"We have scaled up manufacturing to meet market demand, which could be substantial," added Brewer. "All of these efforts, combined with clinical data and publications, a growing market, and clinicians who we believe are ready for and excited to learn about Natrecor, should enable us to make a strong impact in this market."


Acutely Decompensated Congestive Heart Failure

During an episode of ADCHF, the heart's inability to adequately circulate blood throughout the body worsens beyond its already compromised state, causing symptoms to become so pronounced that hospital treatment is required to stabilize the patient's condition. A sudden increase in dietary sodium (salt), failure to take chronic oral medications, or the development of a new heart event can precipitate ADCHF. Virtually all CHF patients will have at least one acute episode, where the symptoms are so severe that often only intravenous (IV) medications administered in the hospital can improve patients' health.

Roughly five million Americans suffer from heart failure, with 550,000 new cases diagnosed each year. There are approximately one million hospitalizations each year in the United States due to acute CHF, which cost the healthcare system $15 billion annually. Another two million Americans are hospitalized each year with acute CHF as the secondary diagnosis. In the U.S., CHF accounts for the largest cause of hospitalizations for patients over age 65. The impact of Natrecor on these costs is not known.

Conference Call

Scios executives will host a conference call and live audio webcast at 7:00 am Pacific Time on Monday, August 13, 2001, to discuss the Natrecor approval and its imminent commercialization. To participate, please call (800) 810-0924 at least 5 minutes prior to start time. To access the live webcast, please log on to www.sciosinc.com approximately fifteen minutes prior to the call to register,
   ----------------
download and install any necessary audio software.

A replay of the live webcast will be made available on the Scios website shortly after the conclusion of the call through August 20, 2001. A replay of the telephonic conference call will be available by dialing (888) 203-1112, confirmation code 769512. The telephone replay will be available through August 20, 2001.

Scios Inc.

Scios is a biopharmaceutical company developing potential treatments for cardiovascular and inflammatory disease. The Company's disease-based technology platform integrates expertise in protein biology with computational and medicinal chemistry to identify novel targets and rationally design small molecule compounds for large markets with unmet medical needs.

The statements in this press release that are not historical facts are forward-looking statements that involve risks and uncertainties. We generally identify such forward-looking statements using words like "believe," "intend," "expect," "may," "should," "plan," "project," "contemplate," "anticipate" or similar statements. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties and assumptions. Actual results may differ significantly from those described in these forward-looking statements and are subject to risks and uncertainties, including the sales penetration and success of Natrecor, as well as other risks detailed from time to time in the reports filed by Scios with the SEC, including the Company's quarterly report filed on form 10-Q for the quarter ended June 30, 2001 and annual report on form 10-K for the year ended December 31, 2000.

                                      # # #

For Natrecor full prescribing information, please see www.sciosinc.com.